UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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Insignia Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 8799 Brooklyn Blvd., Minneapolis, MN 55445

Amendment No. 1 to
PROXY STATEMENT
 FOR
 2019 ANNUAL MEETING OF SHAREHOLDERS

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 14A is being filed by Insignia Systems, Inc. to amend its definitive proxy statement for the Annual Meeting of Shareholders to be held on June 6, 2019, which was filed with the U.S. Securities and Exchange Commission on April 22, 2019, in order to correct an error in the securities beneficially owned by a Cable Car Capital LLC appearing under the heading “Security Ownership of Certain Beneficial Owners and Management” originally appearing on page 18 of the proxy statement. All other portions of the proxy statement are incorporated herein by reference without modification. Contemporaneous with the filing of this amendment and in accordance with the rules and regulations adopted by the Commission, a single, corrected proxy statement will be made available electronically in place of the original proxy statement. Shareholders who do not participate in electronic delivery of proxy materials can expect to receive a single, corrected proxy statement.

Except as specifically discussed in this Explanatory Note, this amendment does not otherwise modify or update any other disclosures presented in the proxy statement. In addition, this amendment does not reflect events occurring after the date of the proxy statement or modify or update disclosures that may have been affected by subsequent events.

CHANGE TO PROXY STATEMENT

The information appearing under the heading “Security Ownership of Certain Beneficial Owners and Management,” as corrected, is set forth on the following page:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information provided to the Company as to the beneficial ownership of common stock as of April 11, 2019, by: (i) persons known to the Company to hold 5% or more of such stock; (ii) each of the directors of the Company; (iii) each of the Named Executive Officers; and (iv) by all directors and current executive officers as a group. The address of each director and executive officer is 8799 Brooklyn Boulevard, Minneapolis, Minnesota 55445. Beneficial ownership includes shares available for purchase under options and subject to settlement under restricted stock units within 60 days after April 11, 2019. Unless otherwise indicated, each person had sole voting power and sole investment power for all such shares beneficially held.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Shares
Shareholders / Shareholder Groups
Air T, Inc., et al.	3,850,282(2)	32.2%
3524 Airport Road
Maiden, NC 28650

Cable Car Capital LLC	1,077,681(3)	9.0%
1449 Washington Street #6
San Francisco, CA 94109

Renaissance Technologies LLC	827,479(4)	6.9%
800 Third Avenue
New York, NY 10022

Directors and Executive Officers
Kristine A. Glancy	228,941	1.9%
Jeffrey A. Jagerson	84,736	*
Steven R. Zenz	58,470(5)	*
Jacob J. Berning	35,126	*
Loren A. Unterseher	27,242	*
Rachael B. Vegas	22,115	*
Suzanne L. Clarridge	7,692	*

All current directors and executive officers as a group (7 persons)	450,661(5)	3.8%

* Less than one percent.
(1)   Does not include 12,277 and 6,302 common stock equivalents held by Mr. Berning and Mr. Zenz, respectively, under the Insignia Systems Inc. Deferred Compensation Plan for Directors. These common stock equivalents carry no voting rights and the recipient does not have the right to acquire any underlying shares within 60 days of April 11, 2019.
(2)   Based on Amendment No. 12 to Schedule 13D filed with the SEC on May 22, 2018 by Air T, Inc., Groveland Capital LLC, and Nicholas J. Swenson, reporting ownership as of May 21, 2018. Mr. Swenson is the Chief Executive Officer and a director of Air T. Air T, Inc. has sole dispositive and voting power over 3,416,114 shares and disclaims beneficial ownership of the securities held by Groveland. Groveland owns 422,000 shares and each of Groveland and Mr. Swenson share dispositive and voting power over all 422,000 shares. Mr. Swenson personally owns 12,168 shares of common stock. Groveland disclaims beneficial ownership of the securities held by Air T. Mr. Swenson disclaims beneficial ownership of the securities held by Air T and Groveland except to the extent of his pecuniary interest therein.
(3)   Based on Amendment No. 7 to Schedule 13D filed with the SEC on January 31, 2019 by Cable Car Capital LLC, Jacob Haft Ma-Weaver and The Funicular Fund, LP, for which Cable Car serves as investment adviser with full discretionary authority, reporting ownership as of January 30, 2019. Mr. Ma-Weaver is the Managing Member and investment advisor of Cable Car Capital LLC. Cable Car Capital LLC reported beneficial ownership of 1,077,682 shares, of which 603,339 shares are held by the Funicular Fund, LP and 474,343 shares are held in other separate accounts managed by Cable Car Capital LLC.
(4)  Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2019 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, reporting ownership as of December 31, 2018. Shares are beneficially owned by Renaissance Technologies Holdings Corporation, which is a majority ownership of Renaissance Technologies LLC.
(5)   Includes 13,661 shares subject to options.